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                                                                    EXHIBIT 99.1
Company Contact:

Barr Brown, CFO & Sr. Vice President
337-233-1307

Porter, LeVay & Rose, Inc.

Cheryl Schneider, VP - Investor Relations
Jeff Myhre, VP - Editorial
212-564-4700
Tom Gibson - VP Media Relations
201-476-0322


FOR IMMEDIATE RELEASE


LHC GROUP  TO ACQUIRE 67% OF INFIRMARY HOME HEALTH AGENCY OF MOBILE, ALABAMA


LAFAYETTE, LA, December 29 2005 -- LHC Group, Inc. (NASDAQ: LHCG), a provider of post-acute healthcare services primarily in rural markets in the southern United States, announced today that it intends to acquire a 67% interest in Infirmary Home Health, a leading provider of home care services in southwestern Alabama.

The transaction is expected to be completed in early February 2006. Infirmary Home Health, a subsidiary of Infirmary Health Systems based in Mobile, Alabama, is expected to report approximately $8 million in annual revenue for 2005. Infirmary Home Health currently operates two separate agencies in two counties, one based in Mobile County and another based in Clark County. This transaction will allow LHC Group to serve patients in these two counties as well as in the 6 contiguous counties to Mobile and Clark. The terms of the transaction were undisclosed in accordance with LHC Group's agreement with Infirmary Home Health.

The service area covered by the two agencies includes a population of approximately 426,000 of whom 12.5% are over the age of 65. In addition to providing home health services, Infirmary Home Health also operates a successful and comprehensive home infusion business in its Mobile office. Combined, the two offices maintain an active census of approximately 300 patients, and have 70 employees.

Keith Myers, president and CEO of LHC Group, said, "Partnering Infirmary Home Health with Infirmary Health System, the premier healthcare system in southern Alabama, provides us with a strong foothold in a very attractive growth market in southern Alabama. As a result of this new partnership, we will now have seven home health locations throughout the Certificate of Need ("CON") state of Alabama, 5 of which are partnerships with community hospitals."

Mr. Myers continued, "Our partnership with the Infirmary organization is aligned with LHC Group's strategy of meeting our growth objectives in CON states in the southeast United States. Partnering successfully with community hospitals in the provision of home care services is a fundamental strength of our company, as we currently have over 30 partnerships in place."

Mr. Myers concluded, "We welcome the staff of Infirmary Home Health to our family. The Infirmary employees are a very dedicated and committed healthcare team, and we are proud to have them join our team as we continue to increase home care services in southern Alabama."

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About LHC Group, Inc.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions, include statements regarding the future performance of Infirmary Home Health. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's quarterly report on form 10-Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission.


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